FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF REORGANIZATION

     This FIRST AMENDMENT to AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of September 10, 2001 by and among Cypress Semiconductor Corporation, a Delaware corporation (“Parent”); Idaho Acquisition Corporation, an Idaho corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); In-System Design, Inc., an Idaho corporation (the “Company”); U.S. Bank Trust, N.A. (the “Escrow Agent”); and Lynn Watson (the “Securityholder Agent”).

     WHEREAS, Parent, the Company, the Escrow Agent and the Securityholder Agent have previously entered into that certain Agreement and Plan of Reorganization, dated as of August 19, 2001 (the “Agreement”);

     WHEREAS, the Agreement contemplates the creation of Merger Sub and the execution of a joinder whereby Merger Sub will become a party to the Agreement prior to the Effective Time;

     WHEREAS, the parties to this Amendment wish to amend the Agreement to join Merger Sub as a party and to make certain additional amendments to the Agreement;

     NOW, THEREFORE, the parties agree as follows:

Joinder of Merger Sub

1.	Merger Sub hereby joins the Agreement and agrees to be a party thereto and to perform the obligations of Merger Sub thereunder.

2.	Each of Parent, the Company, the Escrow Agent and the Securityholder Agent hereby acknowledge and accept the joinder of Merger Sub to the Agreement.

Amendment and Restatement of Schedule 2.8

1.	Schedule 2.8 is hereby amended and restated to read in its entirety as set forth on Exhibit A hereto.

Amendment and Restatement of Schedule 5.15

1.	Schedule 5.15 is hereby amended and restated to read in its entirety as set forth on Exhibit B hereto.

Amendment and Restatement of Schedule 5.16(c)

1.	Schedule 5.16(c) is hereby amended and restated to read in its entirety as set forth on Exhibit C hereto.

Miscellaneous

1.	All capitalized terms used and not defined in this Amendment shall have the meanings ascribed to such terms in the Agreement. All references to the Agreement in any other agreement among the parties relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

2.	This Amendment shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

3.	This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.	Except as amended by this Amendment, the terms and conditions of the Agreement shall remain unchanged and the Agreement shall remain in full force and effect.

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     IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent and the Securityholder Agent have caused this First Amendment to Agreement and Plan of Reorganization to be signed by their duly authorized respective officers, all as of the date first written above.

CYPRESS SEMICONDUCTOR CORPORATION	IN-SYSTEM DESIGN, INC.

By:	/s/ Emmanuel Hernandez ————————————————	By:	/s/ Lynn R. Watson ————————————————

Name: Emmanuel Hernandez Title: CFO	Name: Lynn R. Watson Title: CEO

IDAHO AQUISITION CORPORATION	SECURITYHOLDER AGENT

By:	/s/ Emmanuel Hernandez ————————————————	By:	/s/ Lynn R. Watson ————————————————

Name: Emmanuel Hernandez Title: CFO

ESCROW AGENT: U.S. BANK TRUST, N.A.

By:	/s/ Ann Gadsby ————————————————

Name: Ann Gadsby Title: Vice President

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